Exhibit  23(h)(11)

                AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

                             NATIONWIDE MUTUAL FUNDS


     EXPENSE LIMITATION AGREEMENT, amended effective March 1, 2001 to Agreement originally dated as of December 29, 1999, by and between VILLANOVA SA CAPITAL TRUST (the "VSA") and NATIONWIDE MUTUAL FUNDS (the "Trust"), an Ohio business trust, on behalf of each of the funds, as listed on Exhibit A (each, a "Fund").

     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open end-diversified management company of the series type, and each Fund is a series of the Trust; and

     WHEREAS, the Trust and VSA have entered into a Fund Administration Agreement pursuant to which VSA will render fund administration services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

     WHEREAS, the Trust and VSA have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which the Fund would normally be subject during its start-up period.

     NOW, THEREFORE, the parties hereto agree as follows:

1.   Expense  Limitation.
     -------------------

     1.1. Applicable  Expense  Limit.  To the extent that the aggregate expenses
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of  every character incurred by the Fund in any fiscal year, excluding interest, taxes, brokerage commissions, and other expenditures which are capitalized in accordance with generally accepted accounting principles and other extraordinary expenses not incurred in the ordinary course of the Fund's business) ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section
1.2 below, such excess amount (the "Excess Amount") shall be the liability of VSA.

     1.2. Operating  Expense  Limit.  The  Operating  Expense  Limit in any year
          -------------------------
shall be a percentage of the average daily net assets of each class of the Fund as described in Exhibit A, or such other rate as may be agreed to in writing by the parties. The parties hereby agree that the Operating Expenses Limit described in Exhibit A will not be increased before the date listed on Exhibit A.

     1.3. Method  of  Computation.  To determine VSA's liability with respect to
          -----------------------
the Excess Amount, each month the Fund Operating Expenses shall be annualized as of the last day of the month for each class of a Fund. If the annualized Fund Operating Expenses for any month exceed the Operating Expense Limit, VSA shall first waive or reduce its advisory fee for such


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month  by  an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit. If the amount of the waived or reduced advisory fee for any such month is insufficient to pay the Excess Amount, VSA may also remit to a Fund an amount that, together with the waived or reduced advisory fee, is sufficient to pay such Excess Amount.

     1.4. Year-End  Adjustment.  If  necessary, on or before the last day of the
          --------------------
first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the advisory fees waived or reduced and other payments remitted by VSA to a Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.   Reimbursement of Fee Waivers and Expense Reimbursements.
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     2.1. Reimbursement.  If  in  any fiscal year during which total Fund assets
          -------------
are greater than $100 million and in which the Fund Administration Agreement is still in effect, the estimated aggregate Fund Operating Expenses for the fiscal year are less than the Operating Expense Limit for that year, subject to quarterly approval by the Trust's Board of Trustees as provided in Section 2.2 below, VSA shall be entitled to reimbursement by a Fund, in whole or in part as provided below, of the advisory fees waived or reduced and other payments remitted by VSA to the Fund pursuant to Section 1 hereof. The total amount of reimbursement to which VSA may be entitled (the "Reimbursement Amount") shall equal, at any time, the sum of all advisory fees previously waived or reduced by VSA and all other payments remitted by VSA to a Fund, pursuant to Section 1 hereof, during any of the previous five (5) fiscal years less any reimbursement previously paid by such Fund to VSA, pursuant to Sections 2.2 or 2.3 hereof, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

     2.2. Board  Approval.  No  reimbursement  shall  be paid to VSA pursuant to
          ---------------
this provision in any fiscal year, unless the Trust's Board of Trustees has determined that the payment of such reimbursement is appropriate in light of the terms of the this Agreement. The Trust's Board of Trustees shall determine quarterly in advance whether any reimbursement may be paid to VSA in such quarter.

     2.3. Method  of  Computation.  To  determine  a Fund's payments, if any, to
          -----------------------
reimburse VSA for all or any portion of the Reimbursement Amount, each month the Fund Operating Expenses for each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month are less than the Operating Expense Limit, a Fund, only with the prior approval of the Board, shall pay to VSA an amount sufficient to increase the annualized Fund Operating Expenses to an amount no greater than the Operating Expense Limit, provided that such amount paid to VSA will in no event exceed the total Reimbursement Amount. If the annualized Fund Operating Expenses for a Fund are greater that the Operating Expense Limit for one or more months in a quarter and less the remaining month(s), the calculation described in this section will be made on a monthly basis and the net amount of the monthly calculations will be presented to the Board for approval.


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     2.4. Year-End  Adjustment.  If  necessary, on or before the last day of the
          --------------------
first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

3.   Term  and  Termination  of  Agreement.
     -------------------------------------

     This Agreement shall continue in effect for the period listed on Exhibit A for any Fund covered by the Agreement and from year to year thereafter provided such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not "interested persons" of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Trustees"), provided however, that the reimbursements described in Section 2 will not continue for more than five years after a Fund's commencement of operations. After the period listed on Exhibit A has passed, this Agreement may be terminated by VSA, without payment of any penalty, upon 90 days' prior written notice to the other party at its principal place of business.

4.   Miscellaneous.
     -------------

     4.1. Captions.  The captions in this Agreement are included for convenience
          --------
of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     4.2. Interpretation.  Nothing  herein  contained shall be deemed to require
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the  Trust  or  a  Fund to take any action contrary to the Trust's Agreement and
Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

     4.3. Definitions.  Any  question of interpretation of any term or provision
          -----------
of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.


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     IN  WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

                                      NATIONWIDE MUTUAL FUNDS


                                       By:   GERALD J. HOLLAND


                                       VILLANOVA MUTUAL FUND CAPITAL TRUST


                                       By:   KEVIN S. CROSSETT


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
                                    EXHIBIT A
                  to the Expense Limitation Agreement between
                            NATIONWIDE MUTUAL FUNDS
                                      and
                      VILLANOVA MUTUAL FUND CAPITAL TRUST

                                December 29, 1999
                     (as amended and restated March 1, 2001)


Name of Fund/Class                    Expense Limitation for Fund/Class
------------------------------------  ---------------------------------
Nationwide Small Cap Index Fund
   Class A                                            0.79%
   Class B                                            1.39%
   Institutional Class                                0.29%

Nationwide Mid Cap Market Index Fund
   Class A                                            0.81%
   Class B                                            1.41%
   Institutional Class                                0.31%

Nationwide International Index Fund
   Class A                                            0.86%
   Class B                                            1.46%
   Institutional Class                                0.36%

Nationwide Bond Index Fund
   Class A                                            0.81%
   Class B                                            1.41%
   Institutional Class                                0.31%


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